Exhibit 2.2

MERGER AGREEMENT AND PLAN OF REORGANIZATION

December 29, 2005

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered as of December 29, 2005, by and among Cape Coastal Trading Corporation, a Delaware corporation (“Parent”), uBid Acquisition Co., Inc., a Delaware corporation (“Acquisition Subsidiary”), which is a wholly owned subsidiary of Parent, and uBid, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in the glossary contained in Article 7 hereof.

WITNESSETH:

A. The Company operates an online marketplace.

B. Parent has proposed:

(i) That the Merger (as defined below) be consummated concurrently with the First Closing (as defined below) of the PPO (as defined below) by and between Acquisition Subsidiary and the Company (Acquisition Subsidiary having been formed by Parent solely for that purpose), so that as a result of the Merger, among other things: (A) the Company will survive and become a wholly-owned subsidiary of Parent; (B) the stockholders of the Company immediately prior to the Merger Effective Time (“Existing Company Stockholders”) will own shares of Parent Common Stock (as defined below); (C) the Existing Company Stockholders will receive the Contingent Shares (as defined below) as additional merger consideration if certain conditions are met, but otherwise the Contingent Shares would be issued to Calico Capital Partners, LLC (“Calico”) as consideration for financial services rendered, and (E) certain of the Existing Company Stockholders will receive, in certain events, the rights to have certain shares of Parent Common Stock redeemed by the Parent.

(ii) To raise at a minimum of $45,000,000 (the “Minimum Amount”) and a maximum of $58,500,000 (the “Maximum Amount”) through a private placement offering of units of its securities at $4.50 per unit consisting of one share of Parent Common Stock, and a warrant to purchase ¼ share of Parent Common Stock for five years exercisable at $5.85 per share (the “PPO”) as described in that certain supplemental confidential offering memorandum dated December 15, 2005 (the “Offering Memorandum”) and Securities Purchase Agreement among Parent, the Company and the Investors party thereto (the “Securities Purchase Agreement”), the first closing (the “First Closing”) of which shall occur after receipt of the Minimum Amount, and the Second Closing (as defined below) which shall occur not later than 40 days after the First Closing.

C. The respective Parent Board, the Acquisition Subsidiary Board and the Company Board (each as defined below) have each determined that it is fair to, and in the best interests of, their respective corporations and stockholders for Acquisition Subsidiary to be merged with and into the Company upon the terms and subject to the conditions set forth in this Agreement.

D. The respective Parent Board, Acquisition Subsidiary Board and the Company Board have each approved this Agreement and the merger of Acquisition Subsidiary with and into the Company in accordance with the DGCL, and upon the terms and subject to the conditions set forth herein and in the Certificate of Merger.

E. The Parent Board has also approved the Merger and the PPO and the consummation of the transactions contemplated hereby.

F. Parent, Acquisition Subsidiary, and the Company desire that the Merger, together with the PPO, qualify as a tax-free contribution of the Rollover Shares (as defined below) under the Code and not subject the Existing Company Stockholders to tax under the Code with respect to the Rollover Shares.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1.
THE MERGER
1.1 Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger, Acquisition Subsidiary shall be merged with and into the Company (the “Merger”) in accordance with the DGCL. At the Merger Effective Time (as defined below), the separate legal existence of Acquisition Subsidiary shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware. With respect to references in this Agreement relating to any obligations or duties of the Company accruing after the Merger Effective Date, the usage of the defined term “Company” as opposed to “Surviving Corporation” shall not operate to negate any such obligation or duties.

1.2 Merger Effective Time. The Merger shall become effective on the date and at the time the Certificate of Merger substantially in the form attached as Exhibit 1.2 hereto (the “Certificate of Merger”) is filed with the Secretary of State of the State of Delaware in accordance with Section 252(c) of the DGCL. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Merger Effective Time.” Subject to the terms and conditions of this Agreement, the Company shall duly execute and file the Certificate of Merger with the Secretary of State of the State of Delaware as part of the Closing as contemplated by this Agreement.

1.3 Certificate of Incorporation, By-laws, Directors and Officers.

(a) Certificate of Incorporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Merger Effective Time shall be the Certificate of Incorporation of the Surviving Corporation from and after the Merger Effective Time until further amended in accordance with applicable Law.

(b) By-Laws. The By-laws of the Company, as in effect immediately prior to the Merger Effective Time shall be the By-laws of the Surviving Corporation from and after the Merger Effective Time until amended in accordance with applicable Law, the Certificate of Incorporation and such By-laws.

(c) Directors and Officers. The directors and officers of the Company immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Corporation, and each shall hold his or her respective office or offices from and after the Merger Effective Time until his successor shall have been elected and shall have qualified in accordance with applicable Law, or as otherwise provided in the Certificate of Incorporation or By-laws of the Surviving Corporation.

1.4 Assets and Liabilities. At the Merger Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the constituent corporations; and all and singular, the rights, privileges, powers and franchises of each of the constituent corporations, and all property, real, personal and mixed, and all debts due to any of the constituent corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the constituent corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective constituent corporations, and the title to any real estate vested by deed or otherwise in any of such constituent corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the constituent corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

1.5 Manner and Basis of Converting Shares.

(a) Acquisition Subsidiary Common Stock Conversion. At the Merger Effective Time, each share of common stock of Acquisition Subsidiary that shall be outstanding immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of common stock of the Surviving Corporation, so that at the Merger Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.

(b) Conversion of Company Capital Stock.

(i) At the Merger Effective Time, subject to the provisions of Sections 1.5(d) hereof, each share of Voting Common Stock and Non-Voting Common Stock of the Company (“Company Common Stock”), each share of Series A Convertible Preferred Stock of the Company (“Company Preferred Stock”, and together with the Company Common Stock, “Company Capital Stock”), in each case as issued and outstanding prior to the Merger Effective Time (other than shares of Company Common Stock cancelled in accordance with Section 1.5(d) hereof) shall be converted into the right to receive 2,320.0637 (the “Exchange Ratio”) shares of Parent Common Stock for each share of Company Capital Stock (the “Merger Shares”), or a total of 8,800,000 shares of Parent Common Stock, provided, however, that the Existing Company Stockholders may be entitled to receive the Contingent Shares as additional Merger Shares in accordance with Section 1.5(b)(ii).

(ii) On the Second Closing, (A) if the Maximum Amount has not been sold, Parent shall issue an additional 600,667 shares of Parent Common Stock (the “Contingent Shares”) shall be issued as additional Merger Shares to the Existing Company Stockholders, pro rata among them based on the number of shares of Company Common Stock owned by them prior to the Merger, and (B) if the Maximum Amount has been sold, then Parent shall issue the Contingent Shares to Calico.

(c) Bridge Warrants. At the Merger Effective Time the two outstanding warrants issued as of October 3, 2005 in connection with notes issued by the Company on such date (each a “Bridge Warrant”), shall be, in connection with the Merger, assumed by Parent, provided, however, that in compliance with the terms of each Bridge Warrant, such Bridge Warrant shall be replaced with a warrants for 333,333 shares of Parent Common Stock in total, or 166,666 per Bridge Warrant, with terms and conditions of such replacement warrants to be the same as the warrants issued in the PPO other than the initial exercise price shall be $4.50 per share and the warrant term shall terminate on October 3, 2008.

(d) Other Securities. Each share of Company Capital Stock held in the treasury of the Company, if any, each share of any other class of capital stock of the Company (other than Company Capital Stock), if any, and any debt or other securities convertible into or exercisable for the purchase of Company Capital Stock, if any, issued and outstanding immediately prior to the Effective Time shall, except as provided in Section 1.5(c), be canceled without payment of any consideration therefor and without any conversion thereof.

(e) Cessation of Transfers of Company Capital Stock. After the Merger Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.

(f) Contribution. At the Merger Effective Time, and pursuant to the Merger, (a) the Existing Company Stockholders shall be deemed to have contributed the Company Capital Stock to Parent (the “Rollover Shares”), and (b) Parent be shall be deemed to have issued the Merger Shares in exchange therefor.

1.6 Surrender and Exchange of Securities.

(a) Certificates. As soon as practicable after the Merger Effective Time, and upon (i) surrender of a certificate or certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Merger Effective Time to the Parent (or, in case such certificates shall be lost, stolen or destroyed, an affidavit of that fact by the holder thereof) and (ii) delivery to the Parent of an executed Letter of Transmittal (as described in Section 4.10 hereof), Parent shall deliver to the record holder of the Company Capital Stock surrendering such certificate or certificates, a certificate or certificates registered in the name of such stockholder representing the number of shares of Parent Common Stock to which such holder is entitled under Section 1.5. As of the Merger Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be canceled and retired and until the certificate or certificates evidencing such shares are surrendered, each certificate that immediately prior to the Merger Effective Time represented any outstanding shares of Company Capital Stock shall be deemed at and after the Merger Effective Time to represent only the right to receive upon surrender as aforesaid the consideration specified in Section 1.5 hereof for the holder thereof.

(b) Bridge Warrants. As soon as practicable, at or after the Merger Effective Time and upon surrender of the each original Bridge Warrant to the Parent (or, in case either such Bridge Warrant shall be lost, stolen or destroyed, an affidavit of that fact by the holder thereof) Parent shall deliver to the holder thereof the replacement warrant that the holder thereof shall be entitled to receive pursuant to Section 1.5 hereof. As of the Merger Effective Time, the Bridge Warrant shall no longer be outstanding and shall automatically be canceled and terminated, shall be deemed at and after the Merger Effective Time to represent only the right to receive upon surrender as aforesaid the replacement warrant consideration specified in Section 1.5 hereof.

1.7 Parent Common Stock. Parent agrees that it will cause the Merger Shares into which the Company Capital Stock is converted at the Merger Effective Time pursuant to Section 1.5 hereof and the Contingent Shares to be issued pursuant to Section 1.5 to be available for such purposes. All Merger Shares issued pursuant to the Merger, and the Contingent Shares, will be “restricted” stock as defined by, and be subject to all applicable re-sale restrictions specified by, federal and state securities Laws.

1.8 Redemption Shares. To the extent that the Parent receives gross proceeds from the sale of its securities in the PPO in excess of the Minimum Amount on or before the Second Closing (a “Redemption Event”), Parent shall be required to redeem up to 2,666,667 Merger Shares or other shares of the Parent acquired in the PPO (the “Redemption Shares”) from certain of the Existing Company Stockholders or their affiliates at the redemption price of $4.50 per Redemption Share, or an aggregate total of up to $12,000,000, as provided in this Section.

(a) Amount. In the event that the Redemption Event occurs, on the Second Closing, from any proceeds received by Parent in excess of the Minimum Amount, less any placement agent fees or other offering costs or expenses related to the PPO, the Merger or the transactions related thereto, Parent shall use any such net proceeds to redeem certain Redemption Shares from those Existing Company Stockholders or their affiliates identified on Schedule 1.8, and only those Existing Company Stockholders or their affiliates in the priority set forth therein (the “Redeeming Stockholders”).

(b) Payment. As soon as practicable, on or after the Second Closing, (ii) surrender of a certificate or certificates representing the Redemption Shares to be redeemed (or, in case such certificates shall be lost, stolen or destroyed, an affidavit of that fact by the Redemption Stockholder) and (iii) delivery of an executed letter of transmittal, Parent shall pay to the applicable Redeeming Stockholder the applicable redemption price.

1.9 Further Assurances. From time to time, from and after the Merger Effective Time, as and when requested by Parent, Acquisition Subsidiary or their respective successors or assigns, the proper officers and directors of the Company in office immediately prior to the Merger Effective Time shall, for and on behalf and in the name of the Company or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and take or cause to be taken such further actions as Parent, Acquisition Subsidiary or their respective successors or assigns may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company or otherwise to carry out fully the provisions and purposes of this Agreement and the Certificate of Merger.

1.10 Post-Closing Adjustment. In the event that, during the period commencing from the Closing Date and ending on the second anniversary of the Closing Date, the Existing Company Stockholders incur any Section 1.10 Loss with respect to, in connection with, or arising from any Section 1.10 Parent Liabilities, then promptly following the filing by Parent with the SEC of a quarterly report relating to the most recent completed quarter for which such determination has been made, Parent shall issue to the Existing Company Stockholders and/or their designees such number of shares of Parent Common Stock as would result from dividing (x) the whole dollar amount representing such Section 1.10 Losses by (y) $4.50 (subject to equitable adjustment in the event of a stock split or the like after the Merger Effective Time). The limit on the aggregate number of shares Parent Common Stock issuable under this Section 1.10 shall be a number of shares of Parent Common Stock equal to five percent (5%) of the number of shares of Parent Common Stock outstanding immediately after the Merger Effective Date as determined on an Adjusted Fully Diluted Basis (subject to equitable adjustment in the event of a stock split or the like after the Merger Effective Time). As used in this Section 1.10: (a) “Section 1.10 Loss” shall mean any and all diminution in value, costs and expenses, including reasonable attorneys’ fees, court costs, reasonable accountants’ fees, and damages and losses, net of any insurance proceeds actually received by the party suffering the Section 1.10 Loss with respect thereto a a result of Section 1.10 Parent Liabilities; (b) “Section 1.10 Claims” shall include, but are not limited to, any claim, notice, suit, action, investigation, other proceedings (whether actual or threatened); and (c) “Section 1.10 Parent Liabilities” shall mean all Section 1.10 Claims and all other liabilities, obligations or indebtedness of any nature whatsoever, whenever accruing, arising or accruing on or before the Closing Date (whether primary, secondary, direct, indirect, liquidated, unliquidated or contingent, matured or unmatured), including, but not limited to (i) any breach by the Parent or Acquisition Subsidiary of any of their respective representations or warranties set forth in ARTICLE 3 herein or any of the Transaction Documents, (ii) any litigation threatened, pending or for which a basis exists, that has resulted or may result in the entry of judgment in damages or otherwise against the Parent or any Parent Subsidiary; (iii) any and all outstanding debts owed by Parent or any Parent Subsidiary; (iv) any and all disputes, arbitrations or administrative proceedings threatened, pending or otherwise outstanding, (v) any and all Liens, foreclosures, settlements, or other threatened, pending or otherwise outstanding financial, legal or similar obligations of Parent or any Parent Subsidiary, as such liabilities are determined by the Parent’s independent auditors, on a quarterly basis, and (vi) all fees and expenses incurred in connection with effecting the adjustments contemplated by this Section 1.10.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Acquisition Subsidiary that the statements contained in this Article 2 are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent and Acquisition Subsidiary on the date hereof and accepted in writing by the Parent (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article 2, and the disclosures in any section of the Company Disclosure Schedule shall qualify only the corresponding section in this Article 2. For purposes of this Article 2, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.

(a) Subsidiaries. The Company has no direct or indirect Subsidiaries other than those listed in Schedule 2.1(a) hereto. Except as disclosed in Schedule 2.1(a) hereto, the Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any Lien and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(b) Organization and Qualification. The Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of any Transaction Document, (ii) have or result in a material adverse effect on the results of operations, assets, business or financial condition of the Company, or (iii) materially and adversely impair the Company's ability to perform fully on a timely basis its obligations under any of the Transaction Documents (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(c) Authorization; Enforcement. The Company has the requisite corporate authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its stockholders. Each of the Transaction Documents to which it is a party has been (or upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not, and will not, (i) conflict with or violate any provision of the Company's certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound, or affected, except to the extent that such conflict, default, termination, amendment, acceleration or cancellation right could not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets), or by which any property or asset of the Company is bound or affected, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect.

(e) Capitalization. The aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) is set forth in Schedule 2.1(e) hereto. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with all applicable securities laws. Except as disclosed in Schedule 2.1(e) hereto and as set forth in the Merger Agreement, the Company has not issued any other options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire, any shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except as set forth on Schedule 2.1(e) hereto, and except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) and the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Parent and Acquisition Subsidiary) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities. To the knowledge of the Company, except as specifically disclosed in Schedule 2.1(e) hereto, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock, ignoring for such purposes any limitation on the number of shares of Common Stock that may be owned at any single time.

(f) Absence of Changes. Since the date of the latest audited financial statements , except as specifically disclosed in Schedule 2.1(f) hereto or incident to the transactions contemplated hereby or in connection with the Merger, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP, (iii) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its audited financial statements, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (except for repurchases by the Company of shares of capital stock held by employees, officers, directors, or consultants pursuant to an option of the Company to repurchase such shares upon the termination of employment or services), and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock-based plans. The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Company is not Insolvent (as defined below) as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the applicable Closing, will not be Insolvent. For purposes of this Section 2.1(f), “Insolvent” means (i) the present fair saleable value of the Company's assets is less than the amount required to pay the Company's total Indebtedness (as defined in Section 2.1(s), (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(g) Absence of Litigation. Except as set forth on Schedule 2.1(g) hereto, there is no action, suit, claim, arbitration or proceeding, or, to the Company's knowledge, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company that could, individually, or in the aggregate, have a Material Adverse Effect.

(h) Compliance. The Company, except in each case as could not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority.

(i) Title to Assets. The Company has good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and good and marketable title in all personal property owned by them that is material to the business of the Company, in each case free and clear of all Liens, except for Liens that do not, individually or in the aggregate, have or result in a Material Adverse Effect. Any real property and facilities held under lease by the Company are held by the Company under valid, subsisting and enforceable leases of which the Company is in material compliance.

(j) Application of Takeover Protections. Except as described in Schedule 2.1(j), there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation (“Takeover Protections”) that is or could become applicable to the Parent and Acquisition Subsidiary as a result of the Parent and Acquisition Subsidiary and the Company fulfilling their obligations or exercising their rights under the Agreement, including, without limitation, as a result of the Company’s issuance of the Securities and the Parent’s and Acquisition Subsidiary’s ownership of the Securities.

(k) Patents and Trademarks. The Company owns, or possesses adequate rights or licenses to use, all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct their respective businesses as presently conducted. Except as set forth on Schedule 2.1(k), there is no current claim, action or proceeding, or to the knowledge of the Company, being threatened or brought, against the Company regarding its Intellectual Property Rights. The Company is unaware of any facts or circumstances, which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company has taken reasonable security measures to protect the secrecy, confidentiality, and value of all of their intellectual properties. Except as set forth in Schedule 2.1(k), since April 2003, none of the uBid's Intellectual Property Rights have expired, terminated or have been abandoned, or, except as discussed with Designated Investor Counsel, are expected to expire, terminate or be abandoned, within three years from the date of this Agreement, except for such expirations, terminations or abandonments which would not, individually or in the aggregate have a Material Adverse Effect.

(l) Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and location in which the Company is engaged. The Company does not have any knowledge that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(m) Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits does not, individually or in the aggregate, have or result in a Material Adverse Effect (“Material Permits”), and the Company has not received any written notice of proceedings relating to the revocation or modification of any Material Permit.

(n) Transactions With Affiliates and Employees. Except as set forth in Schedule 2.1(n), none of the officers, directors or employees of the Company is a party to any transaction that would be required to be reported on Form 10-KSB with the Company (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the Company's knowledge, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(o) Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(p) Foreign Corrupt Practices. Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee

(q) OFAC. The Company (i) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is not a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(r) Patriot Act. To the extent applicable, the Company is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

(s) Indebtedness. Except as disclosed in Schedule 2.1 (s), neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (as defined below), (ii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iii) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect. Schedule 2.1(s) provides a detailed description of the material terms of any such outstanding Indebtedness. For purposes of this Agreement: (a) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (b) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (c) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(t) Employee Relations. The Company is not a party to any collective bargaining agreement or employs any member of a union. The Company believes that its relations with their employees are good. No executive officer of the Company (as defined in Rule 501(f) of the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company, to the knowledge of the Company Subsidiary, is now, or expects to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract, agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters. The Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no material complaints or charges against the Company pending or, to the knowledge of the Company, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company of any individual.

(u) Environmental Laws. The Company (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(v) Subsidiary Rights. Except as set forth in Schedule 2.1(v), the Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

(w) Tax Status. The Company (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(x) No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company or its respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

(y) Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company or to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF PARENT AND
ACQUISITION SUBSIDIARY

3.1 Representations and Warranties of the Company. The Parent and Acquisition Subsidiary represent and warrant to the Company that the statements contained in this ARTICLE 3 are true and correct, except as set forth in the disclosure schedule provided by the Parent and the Acquisition Subsidiary to the Company on the date hereof (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this ARTICLE 3, and the disclosures in any section of the Parent Disclosure Schedule shall qualify only the corresponding section in this ARTICLE 3. For purposes of this ARTICLE 3, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Parent, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of the Parent with respect to the matter in question.

(a) Subsidiaries. The Parent and Acquisition Subsidiary has no direct or indirect Subsidiaries other than those listed in Schedule 3.1(a) hereto. Except as disclosed in Schedule 3.1(a) hereto, Parent and Acquisition Subsidiary each owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any Lien and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(b) Organization and Qualification. Each of the Parent and Acquisition Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Parent nor the Acquisition Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Parent and the Acquisition Subsidiary is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, cause a Material Adverse Effect.

(c) Authorization; Enforcement. Each of the Parent and Acquisition Subsidiary has the requisite corporate authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Parent and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Parent and no further consent or action is required by the Parent, its Board of Directors or its stockholders. Each of the Transaction Documents to which it is a party has been (or upon delivery will be) duly executed by the Parent and Acquisition Subsidiary, and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Parent and Acquisition Subsidiary enforceable against the Parent and Acquisition Subsidiary in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by the Parent and the consummation by the Parent and of the transactions contemplated hereby and thereby do not, and will not, (i) conflict with or violate any provision of the Parent’s or the Acquisition Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Parent debt or otherwise) or other understanding to which the Parent is a party or by which any property or asset of the Parent is bound, or affected, except to the extent that such conflict, default, termination, amendment, acceleration or cancellation right could not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Parent is subject (including federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Parent or its securities are subject, including all applicable Trading Markets), or by which any property or asset of the Parent is bound or affected, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect.

(e) Authorized Securities. The Merger Shares and the Securities (including the Warrant Shares) (as defined in the Securities Purchase Agreement) shall be duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders (other than those imposed by the Investors). The Parent has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable upon exercise of the Warrants.

(f) Capitalization. The aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock, options and other securities of the Parent (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Parent) is set forth in Schedule 3.1(f) hereto. All outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with all applicable securities laws. Except as disclosed in Schedule 3.1(f) hereto and as set forth in the Securities Purchase Agreement, the Parent has not issued any other options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire, any shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except as set forth on Schedule 3.1(f) hereto, and except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by the Parent (or in any agreement providing rights to security holders) and the issuance and sale of the Securities will not obligate the Parent to issue shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities. To the knowledge of the Parent, except as specifically disclosed SEC Reports or in Schedule 3.1(f) hereto, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Parent, beneficial ownership of in excess of 5% of the outstanding Common Stock, ignoring for such purposes any limitation on the number of shares of Common Stock that may be owned at any single time.

(g) SEC Reports; Financial Statements. The Parent has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials (together with any materials filed by the Parent under the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Parent as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Except as set forth on Schedule 3.1(g), all material agreements to which the Parent is a party or to which the property or assets of the Parent are subject are included as part of or specifically identified in the SEC Reports.

(h) Absence of Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports or in Schedule 3.1(h) hereto or incident to the transactions contemplated hereby or in connection with the Merger, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could result in a Material Adverse Effect, (ii) the Parent has not incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Parent's financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Parent has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Reports, (iv) the Parent has not declared or made any dividend or distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (except for repurchases by the Parent of shares of capital stock held by employees, officers, directors, or consultants pursuant to an option of the Parent to repurchase such shares upon the termination of employment or services), and (v) the Parent has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Parent stock-based plans. The Parent has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Parent have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Parent is not Insolvent (as defined below) as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the applicable Closing, will not be Insolvent.

(i) Absence of Litigation. Except as set forth on Schedule 3.1(i) hereto, there is no action, suit, claim, arbitration or proceeding, or, to the Parent's knowledge, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect.

(j) Compliance. Neither the Parent nor the Acquisition Subsidiary, except in each case as could not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Parent or the Acquisition Subsidiary under), nor has the Parent or the Acquisition Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority.

(k) Title to Assets. Each of the Parent and the Acquisition Subsidiary has good and marketable title in fee simple to all real property owned by them that is material to the business of the Parent and the Acquisition Subsidiary and good and marketable title in all personal property owned by them that is material to the business of the Parent and the Acquisition Subsidiary, in each case free and clear of all Liens, except for Liens that do not, individually or in the aggregate, have or result in a Material Adverse Effect. Any real property and facilities held under lease by the Parent and the Acquisition Subsidiary are held by them under valid, subsisting and enforceable leases of which the Parent and the Acquisition Subsidiary are in material compliance.

(l) Listing and Maintenance Requirements. The Parent has not, in the twelve months preceding the date hereof, received notice (written or oral) from any trading market on which the Common Stock is or has been listed or quoted to the effect that the Parent is not in compliance with the listing or maintenance requirements of such trading market. The Parent is in compliance with all such listing and maintenance requirements.

(m) Registration Rights. Except as described in Schedule 3.1(m), the Parent has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Parent registered with the SEC or any other governmental authority that have not been satisfied or waived.

(n) Application of Takeover Protections. Except as described in Schedule 3.1(n), there are no Takeover Protections that are or could become applicable to the Company as a result of the Company, the Parent, and the Acquisition Subsidiary fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of the Parent’s transfer of the Securities and the Company’s ownership of the Securities.

(o) Disclosure. The Parent and the Acquisition Subsidiary confirm that neither it nor any officers, directors or Affiliates, have provided the Company or their agents or counsel with any information that constitutes or might constitute material, nonpublic information (other than the existence and terms of the issuance of Securities, as contemplated by this Agreement). The Parent and the Acquisition Subsidiary understands and confirms that the Company will rely on the foregoing representations in effecting transactions in securities of the Parent and the Acquisition Subsidiary. All disclosure provided by the Parent and the Acquisition Subsidiary to the Company regarding the Parent and the Acquisition Subsidiary, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on the behalf of the Parent and the Acquisition Subsidiary are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Parent's and the Acquisition Subsidiary’s knowledge, no event or circumstance has occurred or information exists with respect to the Parent or the Acquisition Subsidiary or its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Parent or the Acquisition Subsidiary but which has not been so publicly announced or disclosed. The Parent and the Acquisition Subsidiary acknowledges and agrees that the Company makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in the Transaction Documents.

(p) Acknowledgment Regarding the Company’s Acquisitions of Securities. Based upon the assumption that the transactions contemplated by this Agreement are consummated in all material respects in conformity with the Transaction Documents, the Parent and the Acquisition Subsidiary acknowledges and agrees that the Company is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Parent and Acquisition Subsidiary further acknowledges that the Company is not acting as a financial advisor or fiduciary of the Parent or the Acquisition Subsidiary (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Company or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Company's purchase of the Securities. The Parent and the Acquisition Subsidiary further represents to the Company that the Parent's and the Acquisition Subsidiary’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Parent and its representatives.

(q) Patents and Trademarks. The Parent owns, or possesses adequate rights or licenses to use, all Intellectual Property Rights necessary to conduct their respective businesses as presently conducted. Except as set forth on Schedule 3.1(q), there is no current claim, action or proceeding, or to the knowledge of the Parent, being threatened or brought, against the Parent regarding its Intellectual Property Rights. The Parent is unaware of any facts or circumstances, which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Parent has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

(r) Insurance. The Parent and Acquisition Subsidiary is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and location in which the Parent and the Acquisition Subsidiary are engaged. Neither the Parent nor the Acquisition Subsidiary has any knowledge that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(s) Regulatory Permits. The Parent and the Acquisition Subsidiary possess all certificates, authorizations and Material Permits, and neither the Parent nor the Acquisition Subsidiary have received any written notice of proceedings relating to the revocation or modification of any Material Permit.

(t) Transactions With Affiliates and Employees. Except as set forth in Schedule 3.1(t), none of the officers, directors or employees of the Parent is a party to any transaction that would be required to be reported on Form 10-KSB with the Parent (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the Parent's knowledge, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(u) Internal Accounting Controls. The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(v) Sarbanes-Oxley Act. The Parent is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

(w) Foreign Corrupt Practices. Neither the Parent, the Acquisition Subsidiary, nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Parent , the Acquisition Subsidiary, or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Parent and Acquisition Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee

(x) OFAC. Neither the Parent, the Acquisition Subsidiary, nor any of its Subsidiaries (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(y) Patriot Act. To the extent applicable, the Parent, the Acquisition Subsidiary, and its Subsidiaries are in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

(z) Indebtedness. Except as disclosed in Schedule 3.1 (z), neither the Parent nor the Acquisition Subsidiary (i) has any outstanding Indebtedness (as defined below), (ii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iii) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Parent's officers, has or is expected to have a Material Adverse Effect. Schedule 3.1(z) provides a detailed description of the material terms of any such outstanding Indebtedness.

(aa) Employee Relations. Neither Parent nor Acquisition Subsidiary is a party to any collective bargaining agreement or employs any member of a union. The Parent and Acquisition Subsidiary believe that their relations with their employees are good. No executive officer of the Parent or the Acquisition Subsidiary (as defined in Rule 501(f) of the Securities Act) has notified the Parent or the Acquisition Subsidiary that such officer intends to leave the Parent or the Acquisition Subsidiary or otherwise terminate such officer's employment with the Parent or the Acquisition Subsidiary. No executive officer of the Parent or the Acquisition Subsidiary, to the knowledge of the Parent and Acquisition Subsidiary, is now, or expects to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract, agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Parent or the Acquisition Subsidiary to any liability with respect to any of the foregoing matters. The Parent and Acquisition Subsidiary are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no material complaints or charges against the Parent or the Acquisition Subsidiary pending or, to the knowledge of the Parent and Acquisition Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Parent or the Acquisition Subsidiary of any individual.

(bb) Environmental Laws. The Parent and Acquisition Subsidiary (i) are in compliance with any and all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(cc) Subsidiary Rights. Except as set forth in Schedule 3.1(cc), the Parent or the Acquisition Subsidiary has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Parent or the Acquisition Subsidiary.

(dd) Tax Status. The Parent and Acquisition Subsidiary (i) have made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) have paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) have set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Parent know of no basis for any such claim.

(ee) No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Parent and Acquisition Subsidiary or its respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Parent under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Parent of its Common Stock and which has not been publicly announced.

(ff) Manipulation of Price. The Parent has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Parent or to facilitate the sale or resale of any of the Securities (as defined in the Securities Purchase Agreement), (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Parent.

ARTICLE 4.
ADDITIONAL AGREEMENTS

4.1 Publicity. No party shall issue any press release or public announcement pertaining to the Merger or the PPO that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the SEC or of the principal trading exchange or market for Parent Common Stock, provided, however, that to the maximum extent practicable, Parent shall give prior notice thereof to the Company and consult with the Company regarding the same.

4.2 Tax Returns; Cooperation. The Company on the one hand, and Parent, on the other, will cooperate with each other and provide such information as the other party may require in order to file any return to determine Tax liability or a right to a Tax refund or to conduct a Tax audit or other Tax proceeding. Such cooperation shall include making employees available on a mutually convenient basis to explain any documents or information provided hereunder or otherwise as required in the conduct of any audit or other proceeding.

4.3 Tax Free Exchange Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a tax free exchange of the Rollover Shares under the Code.  For purposes of the foregoing, the Merger Agreement shall constitute a plan of reorganization.

4.4 Transaction Form 8-K; Other Filings. As promptly as practicable after the Closing (but in no event later than the date required under applicable Law), Parent will prepare and file a current report on Form 8-K (the “Transaction Form 8-K”) and any filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or blue sky or related Laws relating to the execution of this Agreement and the consummation of the Transactions, as well as under the stock exchange or trading system on which shares of Parent Common Stock are listed or quoted and such other governmental agencies as may require the filing of such other filings.

4.5 Notices from Governmental Agencies. Parent will notify the Company promptly upon the receipt of any communication from the SEC or its staff or any other government officials regarding the transactions contemplated by this Agreement and will provide the Company with copies of all correspondence between Parent or any of Parent’s representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the transactions contemplated hereby. In addition, subject to applicable Laws relating to the exchange of information, each party will promptly furnish to the other Parties copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of its Subsidiaries, Affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental or regulatory authority, domestic or foreign, relating to or in respect of the transactions contemplated under this Agreement.

4.6 Registration of Merger Shares and Other Securities. The Merger Shares, the shares issuable upon exercise of the warrants issued in replacement of the Bridge Warrants, the Parent Common Stock held by the CCTR Selling Shareholders, and the Parent Common Stock held by Calico shall be “Registrable Securities” for purposes of the Securities Purchase Agreement.

4.7 Parent Directors and Officers.

(a) Directors. Immediately following the Merger Effective Time, the Parent Board shall consist of Geoffrey Allison and Robert H. Tomlinson, Jr. At Closing, Geoffrey Alison shall resign, provided that such resignation will only be effective on the date following the date which is 10 days after the First Closing.

(b) Officers. Immediately following the Merger Effective Time, the officers of Parent shall consist of those individuals appointed by the Parent Board.

4.8 Lock-Up Letters. As of the Merger Effective Time, lock-up letters, on substantially the terms set forth in the respective forms of lock-up letters attached as Exhibit 4.8 hereto, shall have been executed by the Existing Company Stockholders.

4.9 Bridge Warrants. Promptly after the Closing Date, the Company will send to each holder of Bridge Warrants written notice of the assumption of the Bridge Warrants and the requirements for issuance of replacement warrants with respect thereto in accordance with Section 1.5(c).

4.10 Letters of Transmittal. Promptly before the Merger Effective Time, Parent shall provide to each Existing Company Stockholder a letter of transmittal (“Letter of Transmittal”) which shall contain additional representations, warranties and covenants of such stockholder as to the following matters: (a) such stockholder has full right, power and authority to deliver such Company Capital Stock and Letter of Transmittal, (b) the delivery of such Company Capital Stock will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such stockholder is bound or affected, (c) such stockholder has good, valid and marketable title to all shares of Company Capital Stock indicated in such Letter of Transmittal and that such stockholder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such Company Capital Stock, (d) such stockholder is acquiring Parent Common Stock for investment purposes and not with a view to selling or otherwise distributing such Parent Common Stock in violation of the Securities Act or the securities Laws of any state, (e) such stockholder has had an opportunity to ask and receive answers to any questions such stockholder may have had concerning the terms and conditions of the Merger and the Parent Common Stock and has obtained any additional information that such stockholder has requested and (f) such stockholder acknowledges that the stock certificates evidencing the shares of Parent Common Stock to be issued to such stockholder shall bear a restrictive legend customarily used in connection with restricted securities within the meaning of Rule 144 under the Securities Act. Delivery shall be effected, and risk of loss and title to the Parent Common Stock shall pass, only upon delivery to the Parent (or an agent of the Parent) of (x) certificates acceptable to Parent and its transfer agent evidencing ownership thereof as contemplated by Section 1.6(a) hereof (or affidavit of lost certificate acceptable to Parent and its transfer agent), and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 4.10.

4.11 Name Change Post-Closing. Promptly after Closing, Parent shall take such as steps as may be necessary to change its corporate name from “Cape Coastal Trading Corporation” to “uBid.com Holdings, Inc.”

4.12 Assumption of Engagement Agreement. Effective as of the Merger Effective Time, the Parent hereby assumes and agrees to perform and discharge the Company’s obligations under its engagement letter agreement, as amended, with the Placement Agents (as defined in the Securities Purchase Agreement), and without limiting the generality of the foregoing, Parent agrees to issue the warrants to the Placement Agents that the Company is obligated to issue thereunder.

ARTICLE 5.
CONDITIONS OF PARTIES’ OBLIGATIONS

5.1 Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:

(a) Company Stockholder Approval. The Merger shall have been duly approved by the requisite vote of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with the DGCL.

(b) Consents, Etc. Except for the filing of the Certificate of Merger, all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental or regulatory authority, domestic or foreign, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent or the Company (as Surviving Corporation), assuming the Merger had taken place, shall have been obtained, made or occurred.

(c) PPO. Parent shall have sold at least $45,000,000 of Parent Common Stock in the PPO.

(d) Parent Common Stock Adjustments. Parent shall have taken the necessary step either through a stock split, reverse stock split, retirements or cancellation (the “Stock Adjustment Steps”), to ensure that there shall be only 599,333 shares of Parent Common Stock issued and outstanding as of the Merger Effective Time not including the shares of Parent Common Stock or warrants to acquire shares of Parent Common Stock to be issued in the PPO or to be reserved pursuant to Parent’s new stock option plan.

5.2 Conditions Precedent to Obligations of Parent. Parent’s obligation to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and, where such instruments are not exhibits to this Agreement, all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions, shall be satisfactory in form and substance to Parent and Acquisition Subsidiary. The Company shall furnish to Parent and Acquisition Subsidiary such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 5.2 as Parent or its counsel may reasonably request.

(a) Representations and Warranties. Each representation and warranty set forth in ARTICLE 2 shall be accurate and complete in all material respects after giving full effect to any supplements to the schedules as amended from time to time so long as such modification does not constitute a Material Adverse Effect on the Company.

(b) Actions. No action is pending or threatened by or before any governmental body, arbitrator, or mediator that seeks to restrain, prohibit, invalidate, or collect any substantial damages arising out of the transactions contemplated by this Agreement.

(c) Opinion of Counsel. Counsel for the Company shall have delivered to Parent and Acquisition Subsidiary its legal opinion.

(d) Miscellaneous Closing Documents. Parent and Acquisition Subsidiary shall have received the following:

(i) Copies of resolutions of the Company and the shareholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Transaction Documents.

(ii) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Acquisition Subsidiary may reasonably request.

5.3 Conditions Precedent to Obligation of the Company. The Company’s obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and, where such instruments are not exhibits to this Agreement, all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent and Acquisition Subsidiary shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 5.3 as the Company may reasonably request.

(a) Representations and Warranties. Each representation and warranty set forth in ARTICLE 3 shall be accurate and complete in all material respects, after giving full effect to any supplements to the schedules as amended from time to time so long as such modification does not constitute a Material Adverse Effect on Parent.

(b) Transactions and Transaction Documents. The Transactions shall have been completed on terms and conditions consistent with the terms of this Agreement and otherwise satisfactory to the Company, and the Transaction Documents shall contain terms and conditions consistent with those referenced in this Agreement and otherwise satisfactory to the Company.

(c) Director and Officer Resignations. Each of the directors and officers of Parent shall have delivered to Parent and the Company an executed resignation letter with an effective date and time agreed upon by the Company.

(d) Opinions of Counsel. Counsel for Parent and Acquisition Subsidiary shall have delivered to the Company and the Existing Company Stockholders its legal opinion and its tax opinion, each in form and content satisfactory to the Company.

(e) Actions. No action is pending or threatened by or before any governmental body, arbitrator, or mediator that seeks to restrain, prohibit, invalidate, or collect any substantial damages arising out of the Transactions.

(f) Miscellaneous Closing Documents. The Company shall have received the following:

(i) Copies of resolutions of Parent’s and Acquisition Subsidiary’s respective board of directors and shareholders, certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of the Transaction Documents.

(ii) A certificate of Parent’s transfer agent and registrar certifying as of the Closing Date that there are 599,333 shares of Parent Common Stock issued and outstanding.

(iii) Written evidence satisfactory to the Company of completion of the Stock Adjustment Steps and that all of the Stock Adjustment Steps have been duly authorized by all necessary corporate actions on the part of Parent.

(iv) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

ARTICLE 6.
NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1 Non-Survival. The representations and warranties of the parties made in ARTICLE 2 and ARTICLE 3 of this Agreement (including the Company and Parent Disclosure Schedules to the Agreement, which are hereby incorporated by reference) or in any instrument delivered pursuant to this Agreement shall not survive beyond the Merger Effective Time, except that for purposes of Section 1.10, the representations and warranties of Parent and Acquisition Subsidiary shall survive the Merger Effective Time for a period of two (2) years. This ARTICLE 6 shall not limit any claim for fraud or for breach of any covenant or agreement of the parties.

ARTICLE 7.
DEFINITIONS

Unless the context otherwise requires, the terms defined in this ARTICLE 7 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquisition Subsidiary” means uBid Acquisition Co., Inc., a Delaware corporation.

“Acquisition Subsidiary Board” means the Board of Directors of Acquisition Subsidiary.

“Adjusted Fully Diluted Basis” means all shares of Parent Common Stock determined immediately after the Merger, and completion of the PPO, on a basis of calculation that takes into account (a) all shares of Parent Common Stock actually issued and outstanding immediately after the Merger, (b) all shares of Parent Common Stock issuable upon conversion or exercise of any option, warrant, convertible instrument or other right to acquire Parent Common Stock of Parent then outstanding, including, without limitation, the warrants issued or issuable pursuant to the PPO. However, for these purposes, Adjusted Fully Diluted Basis shall exclude that number of shares of Parent Common Stock reserved for issuance under Parent’s stock option plan.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall have the meaning assigned to it in the Preamble.

“Bridge Warrants” shall have the meaning assigned to such term in Section 1.5 hereof.

“Business Day” means any day, other than a Saturday or Sunday, on which the national banks in New York, New York as a general matter are open for business for substantially all of their banking functions.

“Calico” shall have the meaning assigned to such term in the Recitals.

“CCTR Selling Shareholders” means Gaha Ventures, LLC, Altitude Group, LLC, Q Management, Inc., Fountainhead Investments, Inc., Mary Jane Shapiro, Stephen Rosenblum, and their respective permitted assigns and transferees.

“Certificate of Merger” shall have the meaning assigned to it in Section 1.2 of this Agreement.

“Closing” shall have the meaning assigned to such term in Section 8.1 hereof.

“Closing Date” shall have the meaning assigned to such term in Section 8.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning assigned to such term in the Preamble.

“Company Board” means the Board of Directors of the Company.

“Company Capital Stock” means the assigned to such term in Section 1.5.

“Company Common Stock” means the assigned to such term in Section 1.5.

“Company Preferred Stock” means the assigned to such term in Section 1.5.

“Contingent Shares” shall have the meanings assigned to such terms in Section 1.5 hereof.

“Contract” means any note, instrument, mortgage, lease, franchise, sales order, purchase order, license, commitment or other contract, agreement or arrangement.

“DGCL” means the Delaware General Corporation Law.

“Employee Plans” means any health care plan or arrangement; life insurance or other death benefit plan or arrangement; deferred compensation or other pension or retirement plan or arrangement; stock option, bonus or other incentive plan or arrangement; severance, change of control or early retirement plan or arrangement; or other fringe or employee benefit plan or arrangement; or any employment or executive compensation agreement.

“ERISA” means the Employee Retirement Income Securities Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall have the meaning assigned that term in Section 1.5.

“Existing Company Stockholders” shall have the meaning assigned to such term in the Recitals to this Agreement.

“First Closing” shall have the meaning assigned to such term in the Recitals.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any federal, national, state or local judicial, legislative, executive or regulatory authority.

“Governmental Authorization” means any consent, license, registration, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Intellectual Property” means the following intellectual property:

(a) (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions and re-examinations thereof, (ii) all trademarks, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and copyrightable woks and all applications, registrations and renewals in connection wherewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (v) all software and firmware, in whatever form (including data, databases and related documentation);

(b) all documents, records and files relating to design, end user documentation, quality control, sales, marketing or customer support for, and other tangible embodiments of, all intellectual property described herein;

(c) all proprietary rights and other tangible or intangible proprietary information and materials; and

(d) all licenses, agreements, and other permissions or rights in any third party product or any third party intellectual property described in (a) through (c) above.

“Intellectual Property Rights” shall have the meaning assigned to it in Section 2.1(k) of this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Laws” means any federal, national, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

“Letter of Transmittal” shall have the meaning assigned to it in Section 4.10 of this Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Adverse Effect” means (unless otherwise specified), as to a party, any condition or event that may (i) have a material adverse effect on the assets, business, financial condition, operations of such party or parties taken as a whole, or (ii) materially impair the ability of such party to perform its obligations under this Agreement.

“Material Permits” shall have the meaning assigned to it in Section 4.10 of this Agreement.

“Maximum Amount” shall have the meaning assigned to such term in the Recitals.

“Minimum Amount” shall have the meaning assigned to such term in the Recitals.

“Merger” shall have the meaning assigned to it in Section 1.1 of this Agreement.

“Merger Documents” means the Certificate of Merger.

“Merger Effective Time” shall have the meaning assigned to it in Section 1.2 of this Agreement.

“Merger Shares” shall have the meaning assigned to it in Section 1.5(b) of this Agreement.

“Offering Memorandum” shall have the meaning assigned to such term in the Recitals.

“Parent” shall have the meaning assigned to it in the Preamble.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” shall means share of the common stock of Parent.

“Person” means all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and Governmental Authority.

“PPO” shall have the meaning assigned that term in the Recitals to this Agreement.

“Redeeming Stockholders” shall have the meaning assigned that term in Section 1.8 of this Agreement.

“Redemption Event” shall have the meaning assigned that term in Section 1.8 of this Agreement.

“Redemption Shares” shall have the meaning assigned that term in Section 1.8 of this Agreement.

“Resale Registration Statement” shall have the meaning assigned that term in Section 4.6 of this Agreement.

“Rollover Shares” shall have the meaning assigned to such term in Section 1.5(f).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Closing” shall mean the second closing under the Securities Purchase Agreement, or if there is no such second closing, then the fortieth (40th) day following the First Closing.

”Section 1.10 Loss,” “Section 1.10 Claim” and “Section 1.10 Parent Liability” each shall have the meaning assigned to it in Section 1.10.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” shall have the meaning assigned to such term in the Recitals.

“Stock Adjustment Steps” shall have the meaning assigned that term in Section 5.1(d) of this Agreement.

“Subsidiary” means, as to any Person, any corporation, company, partnership, organization or other entity in respect of which that Person, at the date of determination, owns, directly or indirectly, the securities or other ownership interests which possess a majority of the voting power required for the election of a majority of the members of the board of directors or other governing body thereof.

“Surviving Corporation” shall have the meaning assigned to it in Section 1.1 hereof.

“Tax” or “Taxes” means (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns required to be supplied to a Tax authority relating to Taxes.

“Transactions” means the Merger, the PPO and the other transactions contemplated by or referenced in this Agreement.

“Transaction Form 8-K” shall have the meaning assigned to it in Section 4.4 this Agreement.

“Transaction Documents” means the Merger Documents, and other Contracts, documents and instruments contemplated by or referenced in this Agreement, including, without limitation, the Offering Memorandum, and the Securities Purchase Agreement.

ARTICLE 8.
CLOSING

8.1 Closing. The closing of the Merger (the “Closing”) shall occur contemporaneously with the closing of the Transactions at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota on December 29, 2005, or such other date mutually agreeable to the parties hereto (the “Closing Date”).

8.2 Deliveries. At the Closing, or as promptly thereafter as practicable, Parent shall deliver to each Existing Company Stockholder the certificates representing the Merger Shares to be issued pursuant to the provisions of Section 1.5 hereof. Such presentment for delivery shall be against delivery to Parent and Acquisition Subsidiary of the certificates, opinions, agreements and other instruments referred to in Section 5.2 hereof. All of the other documents, instruments, certificates and agreements referenced in Section 5.2 will also be executed and delivered as described therein. At the Merger Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

ARTICLE 9.
MISCELLANEOUS

9.1 Notices. Any notice, request or other communication hereunder shall be given in writing and shall be delivered personally or mailed, certified or registered mail, return receipt requested, or delivered by overnight courier service, to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, four (4) days after mailing, if mailed, or one (1) Business Day after timely delivery to the overnight courier service, if delivered by overnight courier service:

if to Parent or Acquisition Subsidiary, to:

Cape Coastal Trading Corp.
c/o Law Offices of Robert Diener
122 Ocean Park Boulevard
Suite 307
Santa Monica, California 90405
Facsimile: (310) 362-8887
Attention: Robert Diener

if to Company, to

8550 West Bryn Mawr
Suite 200, Chicago, Illinois 60631
Fascimile: (773) 272-4055
Attention: Robert H. Tomlinson, Jr.

with a copy to

Fredrikson & Byron P.A.
200 South Sixth Street, Suite 400
Minneapolis, Minnesota 55402
Fascimile: (612) 492-7077
Attention: Simon C. Root

Notices shall be deemed received at the earlier of actual receipt or three (3) Business Days following mailing.

9.2 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior oral or written agreements and undertakings between the parties with respect to such subject matter, including, but not limited to that certain Memorandum of Understanding to which Parent and the Company are parties.

9.3 Expenses. If the Merger is not consummated, each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement. If the Merger is consummated, the Parent shall pay the expenses of the Parent, Acquisition Subsidiary and the Company.

9.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.5 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that the neither the Company nor Parent and Acquisition Subsidiary shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the Company (in the case of Parent and Acquisition Subsidiary) or Parent (in the case of the Company), which written shall not be unreasonably withheld or delayed, and any such transfer or assignment without such written consent shall be void.

9.6 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement, except that Section 1.10 and Section 4.6 are for the express benefit of the Existing Company Stockholders.

9.7 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page was an original thereof.

9.8 Recitals, Schedules and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

9.9 Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts or choice of laws thereof.

9.11 Specific Performance; Remedies. Each of Parent and the Company acknowledges and agrees that the other party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of Parent and the Company agrees that the other party will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity, and nothing herein will be considered an election of remedies.

9.12 Submission to Jurisdiction; No Jury Trial.

(a) Submission to Jurisdiction. Each of Parent, Acquisition Subsidiary and the Company hereby submits to the jurisdiction of any state or federal court sitting in Cook County, Illinois, in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Each of Parent, Acquisition Subsidiary and the Company also agrees not to bring any action arising out of or relating to this Agreement in any other court. Each of Parent, Acquisition Subsidiary and the Company agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each of Parent, Acquisition Subsidiary and the Company waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

(b) No Jury Trial. EACH OF PARENT, ACQUISITION SUBSIDIARY AND THE COMPANY HEREBY AGREES TO WAIVE ITS RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court and that relate to the subject matter of the transactions, including, contract claims, tort claims, breach of duty claims, and all other common Law and statutory claims. Each of Parent, Acquisition Subsidiary and the Company hereby acknowledges that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each of Parent, Acquisition Subsidiary and the Company further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of commencement of any action, this Agreement may be filed as a written consent to trial by a court.

9.13 Amendment. This Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of Parent, Acquisition Subsidiary and the Company at any time prior to the Effective Time, provided that notwithstanding the foregoing, after the Existing Company Stockholders approve and adopt this Agreement and the Merger, no amendment to this Agreement may be made that would reduce the amount of or change the Merger Shares or otherwise would require the Existing Company Stockholders to approve such amendment under the DGCL, unless the Existing Company Stockholders approve such amendment in accordance with the DGCL. Amendments to this Agreement must be in writing and signed the Parties.

9.14 Electronic Signatures.

(a) Execution on Paper. Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Section 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Company, Acquisition Subsidiary and Parent, neither the Company, Parent or Acquisition Subsidiary will be deemed to have executed a transaction document or other document contemplated thereby (including any amendment or other change thereto) unless and until such party shall have executed such transaction document or other document on paper by a handwritten original signature or any other symbol executed or adopted by that party with the current intention to authenticate such transaction document or such other document contemplated.

(b) Electronic Delivery. Delivery of a copy of a transaction document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.PDF”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

9.15 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any Law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which that party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

CAPE COASTAL TRADING CORPORATION

/s/	Geoffrey Alison
Geoffrey Alison
President

uBID ACQUISITION CO. INC.

/s/	Geoffrey Alison
Geoffrey Alison
President

uBID, INC.

/s/	Robert H. Tomlinson, Jr.
Robert H. Tomlinson, Jr.
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED BY CALICO AS TO SECTION 1.5(b)(ii):

CALICO CAPITAL PARTNERS, LLC

By:	/s/ A.J. Discala

Its:	Managing Partner